Exhibit 99.1

          Robocom Systems International Inc. Closes Sale of Business to

                                AVANTCE RSI, LLC

MASSAPEQUA,  NY, October 11, 2005 - Robocom Systems  International  Inc. (OTCBB:
RIMS) announced today it has finalized the sale of substantially all of its assets, including its RIMS software product, to Avantce RSI, LLC, a Delaware limited liability company.

The Company has not yet made any firm determination about future business plans and is considering several alternatives, including a cash dividend and a possible transaction in which the Company sells or merges its "public shell" corporation to or with a private operating business whereby the Company's shareholders would retain some ownership interest in the surviving public corporation. Currently, the Company has no commitments or agreements with any other person or entity regarding a proposed transaction.

Irwin Balaban, Robocom's President and CEO, said, "I wish Avantce, its customers and its employees success in all their future endeavors."

For    more    information,     please    contact    Investor    Relations    at
investorrelations@robocom.com.